Specialty Care Network, Inc.
Computation of Per Share Earnings


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
                                             Pro Forma           Pro Forma
                                            For the Year        For the Year
                                               Ended               Ended
                                          December 31, 1995   September 30, 1996
                                          -----------------   -----------------

Average shares outstanding .................      1,517,905           1,517,905

Net effect of convertible debentures .......      2,020,901           2,020,901

Acquisition shares issued ..................      7,659,115           7,659,115

Dividends paid to promoters --
see SAB topic 1.B.3 and E&Y SEC
Manual page 7,402
using treasury stock method ................        192,234             192,234

Stock sold to TOC -- working capital .......        100,000             100,000

Net effect of common stock,
stock options and warrants -- based
on the treasury stock method using
initial public offering price ..............        603,961             603,961
                                                -----------         -----------
Total Pro forma Average weighted number of
shares outstanding .........................     12,094,116          12,094,116
                                                ===========         ===========

Pro forma net income .......................    $ 3,447,299         $ 2,639,864
                                                -----------         -----------

Pro forma per share amount .................    $      0.29         $      0.22
                                                ===========         ===========

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